Exhibit 77(i)

Terms of New or Amended Securities

1.   At the March 8, 2012 Board Meeting, the Board of Trustees of ING Investors Trust (the “IIT Board”) approved the renewal of a shareholder service fee waiver letter agreements under which ING Investments Distributor, LLC (“IID”) waives a portion of its fees in an amount equal to 0.01% per annum on the average daily net assets attributable to Service Class shares, 0.10% per annum on the average daily net assets attributable to Service 2 Class shares and 0.22% per annum on the average daily net assets attributable to Adviser Class shares of ING U.S. Stock Index Portfolio. The 12b-1 Fee Waiver Letter Agreements were renewed for an additional one-year period through May 1, 2013.

2.   At the March 8, 2012 Board Meeting, the IIT Board approved the renewal of a distribution fee waiver that waives a portion of the distribution fee payable to IID with respect to ING PIMCO Total Return Bond Portfolio. The waiver waives 0.04% per annum on the average daily net assets attributable to Adviser Class shares of ING PIMCO Total Return Bond Portfolio and was renewed for an additional one-year period through May 1, 2013. This waiver is in addition to the 15 basis-point platform-level waiver that is in place for Class ADV shares of ING PIMCO Total Return Bond Portfolio.

3.   At the March 8, 2012 Board Meeting, the IIT Board approved the renewal of a distribution fee waiver that waives a portion of the distribution fee payable to IID with respect to ING DFA World Equity Portfolio. The waiver waives a portion of its fees in an amount equal to 0.15% per annum on the average daily net assets attributable to Adviser Class shares of ING DFA World Equity Portfolio and was renewed for an additional one-year period through May 1, 2013.

4.   At the March 8, 2012 Board Meeting, the IIT Board approved the renewal of the 12b-1 Plan fee waiver letter agreements under which IID waives fees in respect to certain share classes of series of IIT. The 12b-1 Plan fee waiver letter agreements provide that IID will waive an amount equal to 0.15% per annum on the average daily net assets attributable to Adviser Class shares and 0.10% per annum on the average daily net assets attributable to Service 2 Class shares. The 12b-1Plan fee waiver letter agreements were renewed for an additional one-year period through May 1, 2013.